Exhibit 10.8

FIFTH AMENDMENT TO SUBLEASE BETWEEN

325 CORPORATE DRIVE II, LLC

AS “SUBLESSOR’

AND

BOTTOMLINE TECHNOLOGIES, INC.

AS “SUBLESSEE”

THIS FIFTH AMENDMENT TO SUBLEASE (this “Fifth Amendment”) is made on this 12 day of March, 2014 by and between 325 CORPORATE DRIVE II, LLC, (“Sublessor”) and BOTTOMLINE TECHNOLOGIES, INC. (“Sublessee”), the parties to a certain Sublease dated August 31, 2000, as amended by a certain First Amendment to Sublease (the “First Amendment”) dated December 29, 2000, a certain Second Amendment to Sublease (the “Second Amendment”) dated September 19, 2001, a certain Third Amendment to Sublease (the “Third Amendment”) dated June 30, 2010, and a certain Fourth Amendment to Sublease (the “Fourth Amendment”) dated April 1, 2012 (as amended, the “Sublease”) all relating to the building located at 325 Corporate Drive, Pease international Tradeport, Portsmouth, New Hampshire (“Building”). All capitalized terms contained in this Fifth Amendment shall have the meanings given to them in the Sublease.

WHEREAS, Sublessee desires to increase its square footage in the Building subject to the Sublease to a total of approximately Eighty-Five Thousand Four Hundred Twenty Seven (85,427 RSF) rentable square feet (“Premises”}, and

WHEREAS, in connection with Sublessor’s arrangement of an early termination of its lease with Alpha Flying, Inc., Sublessor has additional space (“Expansion Space”) available for Sublease to Sublessee, and

WHEREAS, the parties desire to extend the present term of the Sublease for an additional five (5) years from its present termination date of April 30, 2022 to April 30, 2027, including said Expansion Space, and

WHEREAS, the parties desire to establish the rent for said additional five years to be fixed at $14.50 NNN per rentable square foot for the entire Premises, and

WHEREAS, the parties desire to amend the Sublease to increase the Premises to 85,427 RSF, to extend the term of the Sublease and to fix the rent for the extended term and to modify certain other terms and conditions thereof, and

WHEREAS, the parties agree that this Fifth Amendment and all of its terms are conditioned on, and the effective date of the Fifth Amendment shall be established as of, the date on which the Sublessor has concluded a mutually satisfactory arrangement with Alpha Flying, Inc. for the termination of its lease and Alpha Flying, Inc. has vacated the Expansion Space and this Amendment has been approved by the Pease Development Authority (“Effective Date”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties agree that the Sublease shall be, and is hereby, amended as of the Effective Date ( as set forth above) as follows:

1.	Sublessor shall use its best efforts to deliver the Expansion Space to Sublessee by no later than May 1, 2014.

2.	The defined terms “Subleased Premises”, “Premises” and “Premises Subleased” as they appear in the Sublease shall mean Eighty Five Thousand Four Hundred Twenty-Seven (85,427 RSF) rentable square feet located on the 1[51] 2”d, 3rd and 4th floor(s) of the Ninety Six Thousand Six Hundred Eleven (96,611) square foot building (as defined in the third amendment) at 325 Corporate Drive, Portsmouth, New Hampshire (the “Building”), which Premises are shown in the Plans attached hereto as Exhibit 1. Notwithstanding anything contained in the Sublease, as amended hereby, to the contrary, Sublessor and Sublessee hereby acknowledge and agree that from and after the Effective Date, the defined terms “Subleased Premises”, “Premises” and “Premises Subleased” shall mean 85,427 RSF.

3.	Exhibits 1 and 2 to the Sublease and Exhibit I to the Third Amendment are hereby deleted in their entirety and Exhibit 1 hereto is added in their place. Exhibit 1 hereto is a plan or plans showing the Subleased Premises leased under the Sublease, as amended hereby.

4.	Article 3, Section 3.1, as amended, of the Sublease is hereby further amended to provide that the Base Term of the Sublease shall extend through April 30, 2027.

5.	Article 4, Section 4.1, as amended, of the Sublease is hereby further amended to provide that the Base Rent calculation shall be made on the basis of 85,427 RSF times the then per square foot charge paid by Sublessee under Section 4.1 of the Sublease, as amended, increased annually as provided for in said Section 4. 1 plus any other additional charges payable by Sublessee under the Sublease. In addition, Article 4, Section 4.1, as amended, is hereby further amended to provide that the Base Rent for the final five years of the Base Term, 2022 to 2027, shall be established at a fixed rate of $14.50 per rentable square foot equaling an annual rent of $1,238,691.50 and a monthly rent of $103,224.29. as set shown in the following table: [1]

Lease Year Beginning in:	Rent per SF	Total Leased Rentable Square Feet	Total NNN Rent	Monthly Rent
May-14	$11.54	85,427	$985,827.58	$82,152.30
May-15	$11.82	85,427	$1,009,747.14	$84,145.60
May-16	$12.11	85,427	$1,034,520.97	$86,210.08
May-17	$12.40	85,427	$1,059,294.80	$88,274.57
May-18	$12.69	85,427	$1,084,068.63	$90,339.05
May-19	$13.00	85,427	$1,110,551.00	$92,545.92
May-20	$13.31	85,427	$1,137,033.37	$94,752.78
May-21	$13.63	85,427	$1,164,370.01	$97,030.83
May-22	$14.50	85,427	$1,238,691.50	$103,224.29
May-23	$14.50	85,427	$1,238,691.50	$103,224.29
May-24	$14.50	85,427	$1,238,691.50	$103,224.29
May-25	$14.50	85,427	$1,238,691.50	$103,224.29
May-26	$14.50	85,427	$1,238,691.50	$103,224.29

[1]	Commencing on the Effective Date ,the Base Rent shall be increased on the basis of the 85,427 RSF occupied by Sublessee times the per square foot charge then paid by Sublessee under Section 4.1 of the Sublease, as amended

6.	In accordance with Article 4, Section 4.3.2, Subsection (c) Sublessee’s Proportionate Share shall be increased to reflect the number of rentable square feet in the Premises. The new Proportionate Share for the Sublessee will equal 89.39%. In the event that the Sublessee and Sublessor should agree that Sublessee will take the remaining space in the Building occupied by David Wendell Associates, Inc. (“Wendell Premises”) or any portion thereof, it is agreed that said Wendell Premises consists of Eleven Thousand One Hundred Eighty Four Rentable Square Feet (11,184 RSF). If the Sublessee should sublease the Wendell Premises, Sublessee would then occupy 100% of the Building and its Proportionate Share would then equal 100%.

7.	The Expansion Space shall be delivered to Sublessee in “as is” condition, and all other terms and conditions of the Sublease shall apply to such Expansion Space.

8.	Sublessee accepts the Subleased Premises in their current condition, “as is” and Sublessee recognizes that it is not receiving any tenant allowance from Sublessor in connection with the execution of this Fifth Amendment, and Sublessor shall provide no “Tenant Improvements” thereto. Nothing contained herein, however, shall be deemed to alter or modify Sublessor’s maintenance and repair obligations, as specifically set forth in the Sublease.

9.	Any improvements in the Subleased Premises to be constructed by Sublessee shall be (i) in accordance with plans and specifications approved in advance by Sublessor and, if required under the Prime Lease, the PDA, such approval not to be unreasonably withheld, conditioned or delayed by Sublessor, (ii) shall be done in a good and workmanlike manner, and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Premises and Article 10 of the Sublease, and (iii) performed by Sublessee through a licensed, general contractor approved in advance by Sublessor, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, Sublessor acknowledges that Sublessee shall not be required to use union contractors and subcontractors in connection with the construction of such improvements in the Subleased Premises. Sublessee shall pay, when due, any and all amounts owed for material and/or labor used in connection with such construction, and shall defend, indemnify and hold Sublessor harmless from any and all claims arising out of such construction. Sublessee shall promptly cause any mechanics liens placed on the property located at 325 Corporate Drive, Portsmouth, New Hampshire to be released and discharged. In no event shall Sublessee be required to pay a construction management fee and/or any other fee to Sublessor or its representatives, employees or agents in connection with Sublessor’s review of Sublessee’s proposed plans and specifications for the construction of such improvements. During Sublessee’s construction of the improvements in the Subleased Premises, Sublessee shall have the right, at no additional cost to Sublessee, to access the Expansion Space for the purpose of constructing approved Tenant Improvements and the installation of furniture and equipment at reasonable times and upon reasonable notice to Sublessor, provided said access does not interfere with other Tenants’ use of the Building.

10.	Section 4 (b) of the Third Amendment to the Sublease which requires Sublessor to maintain at its own cost the security system for the Building is hereby deleted in its entirety.

11.	Sublessee, in regard to the new Premises of 85,427 RSF, hereby waives any right it may possess under Section 6 of the Fourth Amendment to relinquish or terminate the Sublease as amended as to any or all of said square footage of the Premises during any term of the Sublease as amended.

12.	Sublessee acknowledges and agrees that Sublessor is not responsible for the fees of any agents or real estate brokers in relation to this Sublease and this Fifth Amendment and hereby agrees to indemnify, defend and hold harmless Sublessor against and from any claims, damages, causes of action, costs and expenses arising out of any such purported brokerage arrangement or involvement.

13.	Article 28 of the Sublease, as amended, is hereby deleted in its entirety and the following substituted in its place:

ARTICLE 28. NOTICES All notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same certified or registered mail, return receipt requested, postage prepaid or by mailing the same by Express Mail or by having the same delivered by a commercial delivery service to the following address, until either party shall notify the other in writing of a different address:

If to Sublessor:	325 Corporate Drive II LLC
c/o Kane Management Company 210 Commerce Way, Suite 300
Portsmouth, NH 03801

With a copy to:	William J. Tinti, Esq.
TINTI, QUINN, GROVER & FREY, P.C.
27 Congress Street, Suite 414
Salem, MA 01970 tinti@tintilaw.com

If to Sublessee:	At the Premises
Attention: Thomas Loureiro

With a copy to:	Paul Jakubowski, Esq. WILMERHALE
60 State Street
Boston, MA. 02109

And

Stanley, Esrey & Buckley, LLP 1230 Peachtree Street, Suite 2400
Atlanta, GA 30309
Attention: Robert E. Stanley, Esq.

14.	In all other respects, except as herein amended, the parties ratify and confirm that the terms and provisions contained in the Sublease shall remain in full force and effect and continue to apply to and bind the parties.

15.	The Sublease, as amended to date (including this Fifth Amendment), contains and sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements and understandings between the parties, whether oral or written, with respect to the subject matter hereof.

16.	Sublessee expressly agrees that it is not relying on any representations, statements or understandings, written or oral, other than those expressly set forth herein, in subleasing the Premises. Sublessee was not induced by Sublessor or its agents, servants, or employees to sublease the Premises. Sublessee acknowledges and agrees that it had an opportunity to obtain independent counsel and have said counsel review this Fifth Amendment prior to its signing. By signing below, Sublessee agrees that all terms of the amendment are set forth in this Fifth Amendment and that the Sublessee has read and understands these terms.

17.	This Fifth Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

18.	This Fifth Amendment shall bind the heirs, executors, administrators, and assigns of Sublessor and Sublessee.

19.	Unless the context requires otherwise, the tenns used herein shall be construed in conformity with the definitions set forth in the Sublease.

20.	Sublessee warrants that it has legal authority to operate and is authorized to do business in the State of New Hampshire. Sublessee also warrants that the person or persons executing this Fifth Amendment on behalf of Sublessee has authority to do so and fully obligate Sublessee to all terms and provisions of the Sublease and this Fifth Amendment.

21.	Sublessor agrees to cooperate with Sublessee with respect to the preparation and recording of a new amendment to the Memorandum of Lease.

IN WITNESS THEREOF, Sublessor and Sublessee have duly executed this Fifth Amendment to the Sublease on the day and year first written above.

SUBLESSOR:

325 CORPORATE DRIVE II, LLC

By:	/s/ Michael Kane

Name:	Michael Kane
Its:	Managing Member

SUBLESSEE:
BOTTOMLINE TECHNOLOGIES, INC.

By:	/s/ Kevin Donovan

Name:	Kevin Donovan
Its:	Chief Financial Officer

Bottomline Technologies.	phone 603.436.0700 fax 603.436.0300 www.bottomline.com	Bottomline Technologies 325 Corporate Drive Portsmouth, NH 03801-6808

March 12, 2014

Michael Kane

325 Corporate Drive II, LLC

210 Commerce Way, Suite 300

Portsmouth, NH 03801

Dear Michael,

In connection with the execution of the Fifth Amendment to the Sublease between 325 Corporate Drive II, LLC and Bottomine, it is our understanding that, under the Fifth Amendment, Bottomline would continue to have two five-year renewal options following expiration of the Base Term on April 30, 2027.

Please acknowledge your agreement with this understanding by signing in the space provided below.

Best Regards,

/s/ Kevin Donovan
Kevin Donovan
Chief Financial Officer

ACKNOWLEDGED AND AGREED:

325 Corporate Drive II, LLC

By:	/s/ Michael Kane

Michael Kane